                                                                      EXHIBIT 99


NEWS RELEASE

                  CELERIS CORPORATION 2ND QUARTER 1999 REVENUES
                          UP 66% OVER 2ND QUARTER 1998;

          COURT RULES IN FAVOR OF CELERIS' MOTION FOR SUMMARY JUDGEMENT
                                 IN D & O CASE;

             BOARD OF DIRECTORS APPROVES 1-FOR-3 REVERSE STOCK SPLIT
                                EFFECTIVE JULY 29

Nashville, TN (July 28, 1999) ... Celeris Corporation (Nasdaq: CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced its results from operations for the second quarter ending June 30, 1999. From its continuing operations, Celeris reported revenues of $2.40 million, representing an increase of approximately 66% compared to $1.44 million reported for the second quarter of 1998, and an increase of approximately 24% compared to $1.93 million reported for the first quarter of 1999. Celeris reported a loss from continuing operations of $1.04 million, or $0.11 per diluted share, a slight decrease compared to $1.20 million, or $0.13 per diluted share, for the first quarter of 1999. For the second quarter of 1998, Celeris reported a loss from continuing operations of $221,000 or $0.02 per diluted share.

Also in the second quarter, Celeris recorded a gain on the disposal of discontinued operations of $200,000, or $0.02 per diluted share, representing a portion of the proceeds due related to the previously announced sale of its discontinued healthcare provider software business. Overall, Celeris reported a net loss of $836,000, or $0.09 per diluted share, for the second quarter of 1999. In addition, Celeris reported cash and short-term investments of $10.38 million at June 30, 1999.

Barbara Cannon, President and CEO commented, "Market response to our clinical research services has been encouraging and we are gratified by the upward trend in revenues. Given our current size, however, fluctuations in the timing of new business may affect our revenue growth rates on a quarterly basis. Specifically, we do not expect to see the same sequential growth for the 3rd quarter."

Celeris also announced that the District Court for the State of Minnesota has ruled in favor of the Company's motion for summary judgement and held that the Company's director's and officer's


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Celeris Corporation
July 28, 1999
Page 2

insurance policy covers claims related to the outstanding securities lawsuits and SEC investigation. As with all trial court decisions, the District Court's order is subject to appeal.

In addition, Celeris announced that its board of directors has approved a reverse one-for-three stock split of its outstanding common stock, applicable to shareholders of record at the close of trading July 29, 1999. The reverse split is intended, in part, to address compliance with the Nasdaq Stock Market(R) criteria for continued listing of the Company's common stock, which requires a minimum bid price of $1.00 per share. During a number of recent periods, the Company's common stock has traded below this minimum bid price and the Company has been in discussion with Nasdaq regarding steps to satisfy this requirement. Beginning July 30 and for a period of twenty consecutive trading days, Celeris common stock will trade under the amended ticker symbol "CRSCD", after which the stock will resume trading under its current symbol "CRSC". After the reverse split, the Company will have approximately 3.1 million shares of common stock outstanding.

Celeris Corporation is a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology manufacturers. Services offered by Celeris include regulatory consulting and strategy, device evaluation, product and manufacturing quality assurance, statistical analysis and clinical study design and management. In addition, Celeris has expanded its service offerings to include investigative site selection and qualification, clinical monitoring staffing services, data management and biostatistical consulting.



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Celeris Corporation
July 28, 1999
Page 3


                      CELERIS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 JUNE 30,         DECEMBER 31,
                                                                   1999               1998
                                                               (UNAUDITED)         (AUDITED)
                                                              ------------        ------------
     ASSETS
Current assets:
     Cash and cash equivalents                                $  7,343,121        $  8,138,542
     Short-term investments                                      3,037,016           7,083,851
     Accounts receivable, net of allowance of
       $250,000 and $172,000                                     2,281,994           1,516,712
     Other current assets                                          401,749             412,360
                                                              ------------        ------------
          Total current assets                                  13,063,880          17,151,465

Net furniture, fixtures and equipment                            1,283,384           1,012,986
                                                              ------------        ------------
          Total assets                                        $ 14,347,264        $ 18,164,451
                                                              ============        ============

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses                    $  1,288,624        $  1,024,837
     Deferred revenue and payables                                 507,036             398,653
     Accrued compensation                                          335,955             279,853
     Net current liabilities of discontinued operations          1,985,611           4,256,332
                                                              ------------        ------------
          Total current liabilities                              4,117,226           5,959,675

COMMITMENTS AND CONTINGENCIES                                           --                  --

SHAREHOLDERS' EQUITY:
     Common stock, $.01 par value - 40,553,333 shares
          authorized; 9,246,929 and 9,419,429 issued
          and outstanding                                           92,469              94,194
     Additional paid-in capital                                 67,390,746          67,528,819
     Accumulated deficit                                       (57,253,177)        (55,418,237)
                                                              ------------        ------------
          Total shareholders' equity                            10,230,038          12,204,776
                                                              ------------        ------------
          Total liabilities and shareholders' equity          $ 14,347,264        $ 18,164,451
                                                              ============        ============





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Celeris Corporation
July 28, 1999
Page 4


                      CELERIS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                 FOR THE THREE MONTHS ENDED             FOR THE SIX MONTHS ENDED
                                                           JUNE 30,      MARCH 31,       JUNE 30,        JUNE 30,       JUNE 30,
                                                             1999           1999           1998           1999            1998
                                                          -----------    -----------    -----------    -----------    ------------
Revenue                                                   $ 2,398,729    $ 1,932,862    $ 1,441,899    $ 4,331,591    $  2,744,524
Cost of sales                                               1,643,681      1,373,397        932,145      3,017,078       1,658,059
                                                          -----------    -----------    -----------    -----------    ------------
          Gross profit                                        755,048        559,465        509,754      1,314,513       1,086,465

Selling, general and administrative expenses                1,930,488      1,927,818      1,054,034      3,858,306       1,832,458
                                                          -----------    -----------    -----------    -----------    ------------
          Loss from operations                             (1,175,440)    (1,368,353)      (544,280)    (2,543,793)       (745,993)

Interest income net                                           139,028        169,825        323,690        308,853         682,161
                                                          -----------    -----------    -----------    -----------    ------------
          Income (loss) from continuing operations         (1,036,412)    (1,198,528)      (220,590)    (2,234,940)        (63,832)

Discontinued operations:
     Loss from discontinued operations                             --             --     (2,531,520)            --      (4,706,639)
     Gain (loss) on disposal of discontinued operations       200,000        200,000     (5,349,000)       400,000      (5,349,000)
                                                          -----------    -----------    -----------    -----------    ------------
          Net loss                                        $  (836,412)   $  (998,528)   $(8,101,110)   $(1,834,940)   $(10,119,471)
                                                          ===========    ===========    ===========    ===========    ============

Basic income (loss) per common share:
     Continuing operations                                $     (0.11)   $     (0.13)   $     (0.02)   $     (0.24)   $      (0.01)
     Discontinued operations                                     0.02           0.02          (0.82)          0.04           (1.04)
                                                          -----------    -----------    -----------    -----------    ------------
                                                          $     (0.09)   $     (0.11)   $     (0.84)   $     (0.20)   $      (1.05)
                                                          ===========    ===========    ===========    ===========    ============
Diluted income (loss) per common share:
     Continuing operations                                $     (0.11)   $     (0.13)   $     (0.02)   $     (0.24)   $      (0.01)
     Discontinued operations                                     0.02           0.02          (0.82)          0.04           (1.04)
                                                          -----------    -----------    -----------    -----------    ------------
                                                          $     (0.09)   $     (0.11)   $     (0.84)   $     (0.20)   $      (1.05)
                                                          ===========    ===========    ===========    ===========    ============
Weighted average shares outstanding:
     Basic                                                  9,404,649      9,419,429      9,579,451      9,411,998       9,658,501
     Diluted                                                9,404,649      9,419,429      9,579,451      9,411,998       9,658,501


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to: (1) market acceptance of the Company's new clinical research services is uncertain; (2) contracts for the Company's clinical research services may be cancelled or delayed by the Company's clients; (3) a material portion of the Company's revenue depends on a single client; (4) the failure of assumptions related to the discontinued healthcare provider software business, including the performance of the assets sold as well as estimated remaining liability amounts; and (5) the Company's reverse one-for-three stock split may not be effective to maintain the minimum bid price to meet Nasdaq Stock Market(R) listing requirements.


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Celeris Corporation
July 28, 1999
Page 5

The forward-looking statements herein are also qualified in their entirety by the cautions and risks factors set forth in Celeris' Annual Report on Form 10-K, dated March 30, 1999 under the caption "Cautionary Statement and Risk Factors" (Part I, Item 1, "Business"). A copy of Form 10-K may be obtained from the Public Reference Branch of the SEC at 450 Fifth Street NW, Washington, DC at prescribed rates.

Contact:          Paul R. Johnson
                  Chief Financial Officer
                  615-341-0223




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